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                                                                    Exhibit 99.3

(SEAL)

                         COMPTROLLER OF PUBLIC ACCOUNTS
                                 P.O. BOX 13528
                              AUSTIN, TX 78711-3528

April 26, 2005

Mr. Renn G. Neilson
Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201-2980

Dear Renn:

Thank you for your letter concerning a securitization transaction. I understand that the information provided in your request is confidential.

Your client, CenterPoint Energy Houston Electric, LLC (CenterPoint Houston) is an electric utility. The Public Utility Regulatory Act (PURA) provides that an electric utility may securitize certain qualified costs associated with the transition from a regulated market to a competitive market.

FACTS

CenterPoint Houston has filed is application with the Public Utilities Commission for a Financing Order to authorize the issuance of Transition Bonds by a newly formed special purpose entity that will be a direct, wholly owned subsidiary of CenterPoint Houston and a limited liability company formed under the Delaware law (Issuer). Prior to issuing the Transition Bonds, CenterPoint Houston will transfer all of its rights and interests under the Financing Order to the Issuer.

The Issuer will be limited to:

     - Purchasing and owning the Transition Property and other Transition Bond collateral

     -    Issuing and registering one or more series of Transition Bonds

     - Pledging its interest in Transition Property and the other Transition Bond collateral to the trustee pursuant to the terms of the indenture under which the Transition Bonds will be issued to secure the Bonds

     -    Making payment on the Transition Bonds

     -    Distributing amounts released to it, and

     - Performing other activities that are necessary, suitable or convenient to accomplish the forgoing purposes.

In connection with Issuer's securitization of Transition Property and issuance of Transition Bonds, CenterPoint Houston will:
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April 26, 2005
Mr. Renn Neilson
Page 2


     - Contribute cash to Issuer to the extent specified in the Transition Bond Indenture or other agreements or covenants requiring credit enhancement

     - Act as servicer of the Transition Property for and on behalf of Issuer and receive a fee (Servicer Fee)

     - Invest Transition Charge collections in short-term financial assets or securities prior to periodic remittance of Transition Charge collections to the Trustee under the Transition Bond Indenture

     - As servicer, remit all collected Transition Charges to Trustee for deposit in a collection account (Collection Account) maintained by Trustee on behalf of Issuer

     - Receive from Issuer distributions of net proceeds from Transition Bonds sales and that portion of the net income from Eligible Investments that is earned in the capital sub-account.

Trustee will invest all funds in the Collection Account in accordance with written directions of the Issuer in eligible high-grade investments, which will be specified in the Indenture (Eligible Investments).

As servicer, CenterPoint Houston is required to make a filing with the Public Utility Commission for a true-up adjustment at least annually to correct any under collection or over collection of Transition Charges and to provide for the billing of Transition Charges necessary to timely provide scheduled payments of principal and interest due in connection with the Transition Bonds. This filing allows for adjustments to correct collections to provide for timely payment of the Bonds.

Issuer will terminate its operations and dissolve when the bonds are retired.

TAX EXEMPTION

PURA section 39.311 provides:

"Transactions involving the transfer and ownership of transition property and the receipt of transition charges are exempt from state and local income, sales, franchise, gross receipts, and other taxes or similar charges."

REQUEST

You ask that we confirm that state and local sales tax, franchise or income tax, or gross receipts tax will not be imposed on:

     1.   The receipt of the Financing Order by CenterPoint Houston

          Agreed.

     2. The sale, contribution or transfer of Transition Property or Initial Cash Requirement from CenterPoint Houston to Issuer or from Issuer to one or more third parties

          Agreed to the extent the transition property maybe transferred to third parties under the Financing Order.
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April 26, 2005
Mr. Renn Neilson
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     3.   The ownership of Transition Property by CenterPoint Houston and/or
          Issuer

          Agreed.

     4. Transition Charges (and any related penalties or interest) received by CenterPoint Houston and/or Issuer or Trustee

          Agreed.

     5.   Any Servicer Fee, Collections Earnings received by Trustee

          Agreed to the extent the servicer fee is a fee for the receipt of transition charges.

     6. Earnings on Eligible Investments or Collections Earnings received by Issuer or Trustee

          Agreed to the extent investments and collections earnings by the Issuer and Trustee are used in a manner allowed by the Financing Order.

This response is based on the current law and the facts and information provided.

Thank you for your patience in this matter. Please let me know if you have any questions. My direct line is 512.463.4614.

Sincerely,


/s/ Adina Harrell Christian
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Adina Harrell Christian
Area Manager for Tax Policy
Tax Policy Division